EXHIBIT 11

               REPUBLIC NEW YORK CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE
                                 UNAUDITED
                    (In thousands except per share data)

                                                       Three Months Ended
                                                            March 31,
                                                  ---------------------------
                                                      1997             1996
                                                  ------------    -----------
Net income per common share:

       Earnings:
          Net income                               $   110,244    $    99,592
          Less preferred stock dividends                (6,438)        (7,777)
                                                   -----------    -----------

          Net income applicable to common
              stock                                $   103,806    $    91,815
                                                   ===========    ===========

       Shares:
          Average number of common and common
              equivalent shares outstanding             54,809         56,021
                                                   ===========    ===========

       Net income per common share                 $      1.89    $      1.64
                                                   ===========    ===========